                    TECHFORCE CORPORATION AND SUBSIDIARIES
               COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
         FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND MARCH 31, 1996
                                 EXHIBIT 11.1

                                                                Quarter Ended          Quarter Ended
                                                                March 31, 1997         March 31, 1996
                                                               ----------------       ----------------
Primary:
    Weighted average shares outstanding.....................          7,979,909              7,905,500
    Net effect on dilutive securities, based on the
      treasury stock and if-converted methods...............            285,563                532,325
                                                               ----------------       ----------------
Total Shares used in computation............................          8,265,472              8,437,825

Net Income..................................................   $        960,000       $        907,000

Net income per common and equivalent share..................   $           0.12       $           0.11



Fully diluted:

    Weighted average shares outstanding.....................          7,979,909              7,905,500
    Net effect of dilutive securities, based on the
      treasury stock and if-converted methods...............            285,573                533,303
                                                               ----------------       ----------------
Total Shares used in computation............................          8,265,482              8,438,803

Net Income..................................................   $        960,000       $        907,000

Net income per common and common equivalent share...........   $           0.12       $           0.11
